PHARMHOUSE CORP.
                              860 Broadway
                        New York, New York 10003

                       NOTICE OF SPECIAL MEETING
                           OF SHAREHOLDERS
                    (IN LIEU OF THE ANNUAL MEETING)

                      TO BE HELD OCTOBER 15, 1998


PLEASE TAKE NOTICE that A Special Meeting (in lieu of the Annual Meeting) of Shareholders of PHARMHOUSE CORP., a New York corporation (the "Corporation"), will be held at 1177 Avenue of the Americas, 29th Floor, New York City, at 10:00 a.m., New York time, on October 15, 1998 for the following purposes:

     1. To elect eight directors to hold office until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

     2. To ratify and approve a proposed Second Amendment to the Corporation's 1992 Equity Compensation Plan for Non-Employee Directors.

     3. To ratify the appointment of PricewaterhouseCoopers LLP to serve as independent accountants of the Corporation for the current year.

     4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 15, 1998 as the record date for the determination of shareholders of the Corporation entitled to notice of and to vote at the Meeting.

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, BUT DESIRE YOUR COMMON SHARES TO BE VOTED, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY.


                                    By Order of the Board of Directors
                                              Marcie B. Davis
                                                 Secretary



     New York, New York
     Dated:  September 15, 1998


<Page 1>
                              PHARMHOUSE CORP.
                               860 Broadway
                         New York, New York 10003

                              PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Pharmhouse Corp. (the "Corporation") for use at the Special Meeting of Shareholders of the Corporation to be held (in lieu of the Annual Meeting) on October 15, 1998 (the "Meeting") at 1177 Avenue of the Americas, 29th Floor, New York City, at 10:00 a.m. New York time, and any adjournments thereof. Shareholders of record as of the close of business on September 15th, 1998 will be entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of that date, there were 2,461,062 Common Shares, par value $.01 per share ("Common Shares"), issued and outstanding and entitled to vote. Each such Common Share is entitled to one vote on any matter presented to the Meeting.

If Proxies in the accompanying form are properly executed and returned, unless contrary instructions are indicated thereon, the Common Shares represented thereby will be voted as follows: (i) for the election of the eight nominees named below as directors; (ii) for the ratification and approval of the Second Amendment to the Corporation's 1992 Equity Compensation Plan for Non-Employee Directors; (iii) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation's independent accountants for the current fiscal year; and (iv) in the discretion of the persons named in the enclosed form of Proxy, on any other proposals to properly come before the Meeting or any adjournments thereof. ANY SHAREHOLDLER WHO HAS GIVEN A PROXY MAY REVOKE IT BY WRITTEN NOTICE ADDRESSED TO AND RECEIVED BY THE SECRETARY OF THE CORPORATION PRIOR TO ITS EXERCISE, OR BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ELECTING TO VOTE IN PERSON AT THE MEETING. THE MERE PRESENCE AT THE MEETING OF THE PERSON APPOINTING A PROXY DOES NOT REVOKE THE PRIOR GRANT OF A PROXY.

The presence in person or by proxy of a majority of the outstanding Common Shares entitled to vote at the Meeting will be necessary to constitute a quorum. Directors shall be elected by a plurality of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting. Ratification of Proposals Two and Three each require the affirmative vote of a majority of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting.

Information with respect to beneficial ownership of Common Shares by directors and offices of the Corporation is set forth under the captions "Principal Shareholders" and "Security Ownership of Management."

The approximate date of mailing of this Proxy Statement is expected to be September 17, 1998.

<Page 2>

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

Eight directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified. It is the intention of the persons named in the enclosed form of Proxy to vote the Common Shares represented thereby for the election as directors of the persons named in the table below unless otherwise specified in the Proxy. In the event that any of the nominees named below should become unavailable or unable to serve as a director, it is intended that the persons named in the Proxy will vote for the election, in his or her place and stead, of any substitute nominee who shall be designated by the Board.
The Board has no reason to believe that it will be necessary to designate any substitute nominees.

The following table contains information regarding all nominees for election as directors of the Corporation.

                     Other Positions With The Corporation;
                     Principal Occupation(s) or Employment    Person Served as a
Name/Age (1)         During Past Five Years                   Director of the Corporation
--------------------------------------------------------------------------------------
Manfred Brecker/71   Chairman of the Board of the               Since 1968
                     since 1983; Chief Executive Officer from
                     1983 to 1989; President and Chief
                     Operating Officer of the Corporation
                     from 1971 until 1983. (2)

Kenneth A. Davis/49  President, Chief Executive Officer and     Since 1979
                     Chief Operating Officer of the
                     Corporation since January 1990;
                     President and Chief Operating Officer
                     from 1983 to December 1989; from
                     1980 to 1983, Vice-President of the
                     Corporation; an employee of the
                     Corporation since 1979. (2)

Joseph Keller/52     Senior Vice President-Administration       Since 1991
                     and Operations since May 1995; Senior
                     Vice President-Operations since 1985;
                     Vice President from September 1984 to
                     September 1985; an employee of the
                     Corporation since 1963.

Raymond L. Steele/63 Retired.  From August 1990 until           Since 1991
                     September 1993; Executive Vice
                     President of Pacholder Associates, Inc.,
                     Cincinnati, Ohio; prior thereto,
                     Executive Advisor at The Nickert Group
                     from 1989 through 1990; Vice President,
                     Trust Officer and Chief Investment
                     Officer of The Provident Bank,
                     Cincinnati, Ohio, from 1984 through
                     1988.

Marcie B. Davis/45   Executive Vice President/Secretary &       Since 1995
                     Treasurer.  Senior Vice President-
                     Finance from 1991 to October 1995;
                     Chief Financial Officer from January
                     1995 to October 1995; Secretary of
                     the Corporation since 1990, Treasurer
                     since 1988 and Vice President since
                     1984; an employee of the Corporation
                     since 1971. (2)

Melvin Katz/66       Partner, law firm of Maloney, Mehlman      Since 1972
                     & Katz (and predecessor firm) since
                     April 1994; prior thereto, practicing
                     attorney in New York City for more
                     than 36 years and served as a partner
                     in various firms.

Peter Gerard/52      Managing Director of Rauscher Pierce &     Since 1995
                     Clark, Inc., a London based investment
                     banking firm, resident in Dallas,
                     Texas, since July 1995; Managing
                     Partner of Llama Associates, a provider
                     of mezzanine and bridge financing since
                     1990; Chairman and Chief Executive
                     Officer of Spinnaker Partners,
                     Westbrook Hospitality Corporation and
                     affiliates since 1984; prior to 1984,
                     Senior Vice President-Corporate
                     Finance of Schneider Bernet & Hickman,
                     an investment banking and brokerage
                     organization.

Michael A. Feder/46  Managing Director in the Investment        Since 1995
                     Banking Department of Credit Suisse
                     First Boston, an international
                     investment banking firm with which
                     Mr. Feder has been associated in the
                     areas of investment banking and
                     capital markets since 1980; prior
                     thereto, a Vice President of the
                     Chase Manhattan Bank.

<Page 3>

     (1) As of May 31, 1998
     (2) Mr. Davis is the son-in-law of Mr. Brecker. Ms. Davis is the daughter of Mr. Brecker and the wife of Mr. Davis.

MEETING OF THE BOARD AND COMMITTEES

The Board held three meetings during the Corporation's fiscal year ended January 31, 1998 ("Fiscal 1998"). During Fiscal 1998, each of the incumbent directors attended at least 75% of the sum of (a) the total number of meetings held by the Board during the period in which he was a director and (b) the total number of meetings held by the respective committees on which he served except for Manfred Brecker, who attended only two of the three meetings held by the Board during Fiscal 1998.

The Board has an Audit Committee and a Compensation Committee. The Board has no standing Nominating Committee.

The Audit Committee, currently consisting of Messrs. Katz, Gerard and Steele, oversees the Corporation's accounting and internal control systems and the annual audit of the Corporation's financial books and records. The Audit Committee held two meetings during Fiscal 1998.

The Compensation Committee currently consists of Messrs. Katz, Steele and Feder. The Compensation Committee reviews and approves compensation arrangements for principal executive officers of the Corporation, including the Chief Executive Officer and administers each of the Corporation's Stock Option Plans.

                           PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of August 31, 1998, with respect to holdings of the Corporation's Common Shares by each person known by the Corporation to be the beneficial owner of more than 5% of the total number of Common Shares outstanding as of that date. Each beneficial owner has sole voting and investment power with respect to the Common Shares set forth opposite his or her name in the following table, except as otherwise disclosed in the footnotes to the table.

  Name and Address         Amount and Nature         Percentage
  of Beneficial Owner      of Beneficial Ownership   of Class *
---------------------      -----------------------   ----------
   Anne Brecker                  484,542 (1)            16.2%
   860 Broadway
   New York, New York 10003

   Kenneth A. Davis              392,519 (2)            13.1%
   860 Broadway
   New York, New York 10003

   Hemisphere Trading Co., Inc   260,000 (3)             8.7%
   5796 Shelby Oaks Drive
   Memphis, TN 38134-7333

   Stephen R. Mittel             158,600 (4)             5.3%
   One Sansome Street
   San Francisco, CA 94101

*Calculation based upon 2,997,253 Common Shares and Common Share Equivalents outstanding as of August 31, 1998 (including total non-qualified options of 215,273 and total incentive options of 187,149, all of which are exercisable within 60 days).

(1) Includes 484,542 shares owned by Mrs. Brecker and 5,794 shares held by trusts, of which she is the trustee, for the benefit of her children. Mrs. Brecker disclaims beneficial ownership of the shares held by such trusts. Does not include 1,281 shares beneficially owned by Mrs. Brecker's husband, Manfred Brecker, the Chairman of the Board of the Corporation, with respect to which Mrs. Brecker disclaims beneficial ownership.

(2) Includes 153,663 shares subject to options granted to Mr. Davis pursuant to Corporation's 1991 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") and 59,552 shares subject to options granted pursuant to the Corporation's 1991 Incentive Stock Option Plan (the "Incentive Option Plan"), all of which are exercisable within 60 days. Does not include 122,472 shares beneficially owned by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of the shares held by his wife.

<Page 4>

(3) As reported on Amendment #1 to Schedule 13D filed by Hemisphere Trading Co. Inc. ("Hemisphere") on April 7, 1997. According to such Schedule 13D, Hemisphere has shared voting power and shared dispositive power with respect to all 260,000 of these shares.

(4) As reported on a Schedule 13G jointly filed by Mr. Stephen R. Mittel, Nob Hill Capital Management Partners and Nob Hill Capital Management, Inc. (the "Mittel Group"), on July 30, 1998. According to such Schedule 13G, the
Mittel Group has shared voting power and shared dispositive power with respect to all 158,600 of these shares.

                       SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information as of August 31, 1998 with respect to holdings of the Corporation's Common Shares beneficially owned by each of the Corporation's directors and Named Executive Officers and by all officers and directors of the Corporation as a group.

     Name of            Amount and Nature         Percentage
     Beneficial Owner   of Beneficial Ownership   of Class
     ----------------   -----------------------   ----------

     Manfred Brecker           1,281 (1)               *

     Kenneth A. Davis        392,519 (2)             13.1%

     Joseph Keller           108,153 (3)              3.6%

     Marcie B. Davis         122,472 (4)              4.1%

     Richard A. Davis         33,333 (5)              1.1%

     Melvin Katz               7,960                   *

     Michael A. Feder          7,500                   *

     Peter Gerard              7,500                   *

     Raymond L. Steele         8,879                   *

     Officers and directors
     as a group (consisting
     of 12 persons)          726,745 (6)             23.9%

     * Less than 1%

(1) Does not include 484,542 shares owned by Mr. Brecker's wife, Anne Brecker, or 5,794 shares held by trusts for the benefit of Mr. Brecker's adult children, of which his wife is the trustee. Mr. Brecker disclaims beneficial ownership of the shares held by his wife and shares held by the trusts.

(2) Includes 153,663 shares subject to options granted to Mr. Davis pursuant to the Corporation's Non-Qualified Plan and 59,552 shares subject to options granted pursuant to the Corporation's Incentive Option Plan, all of which are exercisable within 60 days. Does not include 122,472 shares beneficially owned by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of the shares held by his wife.

(3) Includes 12,874 shares subject to options granted to Mr. Keller under the Non-Qualified Plan and 26,000 shares subject to options granted under the Incentive Option Plan, all of which are exercisable within 60 days.

(4) Includes 42,299 shares subject to options granted to Ms. Davis pursuant to the Corporation's Non-Qualified Plan and 17,379 shares subject to options granted under the Incentive Option Plan, all of which are exercisable within 60 days. Does not include 392,519 shares beneficially owned by Ms. Davis' husband. Ms. Davis disclaims beneficial ownership of the shares held by her husband.

(5) Includes 33,333 shares subject to options granted to Mr. Richard A. Davis pursuant to the Corporation's Incentive Option Plan, all of which are exercisable within 60 days.

(6) Includes an aggregate of 215,514 shares subject to options granted under the Corporation's Non-Qualified Plan and 147,896 options granted under the Incentive Option Plan, all of which are exercisable within 60 days.


<Page 5>
                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

The Board has a Compensation Committee comprised of independent, non-employee directors of the Corporation. The Compensation Committee reviews and approves compensation arrangements for principal executive officers of the Corporation, including its Chief Executive Officer, and administers each of the Corporation's Stock Option Plans.

The Compensation Committee reviews executive compensation policies based on the following objectives.

       (1) To pay sufficient compensation to attract, retain and motivate competent executive officers, subject, however, to the limitations imposed by the Corporation's limited cash resources;

       (2) To attempt to relate executive compensation to individual and company-wide performance and improvement in the future results of operations of the Corporation; and

       (3) To more directly relate executives' financial interests to the interests of shareholders by tying a significant aspect of such executives' compensation to increases in the market value of the Corporation's outstanding Common Shares through such means as restricted stock awards and/or stock options.

      COMPOSITION OF COMPENSATION COMMITTEE DURING FISCAL 1998 AND DURING
                              CURRENT FISCAL YEAR

The Compensation Committee of the Board of Directors includes Melvin Katz, a member of a law firm which serves as general counsel to the Corporation. For further information see "Certain Relationships and Related Transactions" elsewhere in this Proxy Statement.

COMPENSATION OF EXECUTIVES DURING FISCAL 1998

During Fiscal 1998, the Compensation Committee made no recommendations to the Board to change executive compensation, including compensation payable to the Corporation's Chief Executive Officer. The Compensation Committee did not recommend any changes in such executive compensation, and may not recommend any such changes until the Corporation achieves profitable operations, hires a new executive officer or is party to a significant corporate transaction. For more information concerning compensation payable to such executives during Fiscal 1998, see "Executive Compensation." elsewhere in this Proxy Statement. In addition, the compensation of its Chief Executive Officer is governed by an employment agreement which is effective through the Corporation's current fiscal year. As noted under "Chief Executive Officer Compensation", that employment agreement provides for significant additional performance-based compensation conditioned upon the Corporation's future profitability. For information concerning stock options granted to executives during the fiscal year ended February 1, 1997 ("Fiscal 1997"), see "Grant of Stock Options" under this caption.

GRANT OF STOCK OPTIONS IN FISCAL 1997

In March 1996, the Compensation Committee authorized the grant of incentive stock options under its 1991 and 1995 Stock Option Plans to executive officers and key employees of the Corporation to purchase an aggregate of 534,000 Common Shares at an exercise price, except as noted below, of $3.1875 per share, which equaled the fair market value of the Common Shares on that date. Included in those options were the grant of options to purchase the following number of Common Shares to the following Named Executive Officers identified in the Summary Compensation Table:

     Name                Executive Office         Options (Number of Shares)
     -----------------------------------------------------------------------
     Kenneth A. Davis    President/CEO/COO        125,000
     Manfred Brecker     Chairman of the Board     75,000
     Marcie B. Davis     Executive Vice President  50,000
     Richard A. Davis    Senior VP-Finance/CFO     25,000
     Joseph Keller       Senior VP-Administration  15,000

Except for the options granted to a former officer of the Corporation, the vesting of which was governed by his employment agreement, none of the options granted in March 1996 by the Compensation Committee to the above-named executives vests or is exercisable until the completion of the third year of the term of such options and thereafter such options vest and become exercisable (on a cumulative basis) with respect to specified percentages of such options during subsequent years of their term. The exercise prices of the incentive stock options granted to Kenneth A. Davis, Manfred Brecker and Marcie B. Davis equaled 110% ($3.5063 per share) of the fair market value of the Common Shares on the date of grant of such options.

<Page 6>

BONUS PROGRAM

In July 1995, the Board approved a bonus program in principle pursuant to which a defined group of executives of the Corporation (other than the Chief Executive Officer) would be entitled to share in a bonus pool equal to 5% to 10% of the Corporation's pre-tax income in future fiscal years. Allocations of the bonus pool to individual executives would be made either pursuant to a formula to be incorporated in the plan or by the Compensation Committee based upon recommendations of the Chief Executive Officer (or through a combination of such methods). No bonuses are payable under the Bonus Program for or with respect to any fiscal year during which the Corporation has not achieved profitable results of operations. The Compensation Committee has not made any definitive recommendations to date with respect to establishing formulae for the determination of potential benefits under the proposed bonus plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

During 1994 and 1995 fiscal years, the annual compensation paid by the Corporation to Kenneth A. Davis, President and Chief Executive officer, was voluntarily reduced substantially by Mr. Davis. As noted elsewhere in this Proxy Statement, the Board determined in July 1995 to increase
Mr. Davis' compensation pursuant to the terms of an employment agreement which is effective through the Corporation's current fiscal year. (See "Agreements with Executive Officers" elsewhere in this Proxy Statement for a further description of his employment agreement and the compensation payable to Mr. Davis under that agreement). The Compensation Committee did not recommend any modifications to the cash compensation payable to Mr. Davis during the Corporation's last fiscal year nor to the terms of his employment agreement with the Corporation. In addition, as indicated under "Agreements with Executive Officers", Mr. Davis' employment agreement provides for significant additional performance-based compensation which is conditioned upon the Corporation's future profitability, including an increase in base salary effective the year in which the Corporation achieves profitability and annual bonuses thereafter based upon a formula that is conditioned upon the level of the Corporation's pre-tax earnings per Common Share. Pursuant to these provisions, Mr. Davis' base annual salary increased to $300,000 retroactive to of the commencement of Fiscal 1997 because the Corporation realized net income in Fiscal 1997.

The determination by the Compensation Committee to grant Mr. Davis additional incentive stock options to purchase 125,000 Common Shares of the Corporation in March 1996 reflected its views concerning the central contribution and effort which Mr. Davis has made and is continuing to make to the furtherance of the Corporation's business objectives. Since the potential benefits which Mr. Davis may derive from these additional options will result from improvements in the Corporation's performance in future fiscal periods and the reflection of such improvements in the increased market value of its outstanding Common Shares, the granting of such options is consistent with the approach of the Board in prior fiscal years, and the Compensation Committee's current approach, to relate a significant portion of executive compensation to future performance of the Corporation in a manner which aligns the interests of its executives with the interests of the shareholders of the Corporation.

             COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            Michael A. Feder
                              Melvin Katz
                           Raymond L. Steele


<Page 7>

                         EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
The following table sets forth certain information concerning the annual and long-term compensation paid or accrued on behalf of the Chairman of the Board, the Chief Executive Officer and the three other most highly compensated Executive Officers (the "Named Executive Officers") for each of the Corporation's last three completed fiscal years:

                ANNUAL COMPENSATION       LONG TERM COMPENSATION AWARDS
                -------------------       -----------------------------
NAME AND                                      RESTRICTED OPTIONS          ALL
PRINCIPAL     FISCAL                     STOCK       (# OF     LTIP       OTHER
POSITION       YEAR	 SALARY	 	BONUS		    AWARDS      SHARES)   PAYOUTS    COMP
--------------------------------------------------------------------------------
Kenneth        1998  $311,539 $118,000   $  -          -       $  -      $ 1,118
Davis          1997   225,000     -         -       125,000       -        1,164
President      1996   225,000     -       48,772       -          -        1,171
CEO, COO

Manfred        1998   175,000   25,000      -          -          -        1,041
Brecker        1997   175,000   25,000      -        75,000       -        1,164
Chairman       1996   175,000   25,000      -          -          -        1,254
of the Board

Marcie         1998   125,000     -         -          -          -          703
B.Davis        1997   143,750     -         -        50,000       -          732
Exec. VP       1996    92,500   15,000    19,791       -          -          743
Sec, Treas

Joseph         1998   120,000     -         -          -          -          821
Keller         1997   108,243     -         -        15,000       -          864
S VP           1996   108,270    7,500    24,739       -          -          875

Richard A.     1998   122,307     -         -          -          -          910
Davis          1997   110,000     -         -        25,000       -           -
S VP           1996    25,384(*)  -         -        50,000       -           -
Finance &
CFO

(*) The foregoing table does not include severance compensation of $110,000 paid to a former executive officer of the Corporation whose employment with the Corporation terminated in 1996, all of which was accrued in the Corporation's 1997 fiscal year.

YEAR - Refers to fiscal years ended January 31, 1998, February 1, 1997 and
February 3, 1996, respectively.

SALARY - The Corporation leases a number of automobiles that are made available to certain of its executive officers as well as to other members of management and supervisory employees for use in the performance of their duties. The Summary Compensation Table does not include the value one executive officer derived from his personal use of an automobile, which in any event would not exceed the lesser of $25,000 per year or 10% of the salary reported in the Summary Compensation Table as to any Named Executive
Officer.

RESTRICTED STOCK AWARDS - The amounts set forth under this column represent the excess of the fair market value of the restricted shares vested during the fiscal year over the purchase price of such restricted shares. The restricted shares were sold to certain of the Named Executive Officers in December 1991. A portion of the shares purchased by each such officer vested over the subsequent four year period.

LTIP PAYOUTS - None paid.  No plan in place.

ALL OTHER COMPENSATION - Includes contributions made by the Corporation to its 401(k) plan on behalf of the Named Executive Officers.

In July 1995, the Board approved an employee incentive bonus program (the
"Bonus Program") pursuant to which employees of the Corporation would be eligible to receive annual bonuses from a bonus pool equal to between 5%

<Page 8>

and 10% of the Corporation's pre-tax net income for such fiscal year.
Such pool would be used to pay bonuses on an annual basis to such employees of the Corporation (other than the Chief Executive Officer) as shall be determined by the Compensation Committee based upon recommendations of the Chief Executive Officer. No bonuses will be payable under the Bonus Program for or with respect to any fiscal year in which the Corporation does not derive a profit from its operations.

AGREEMENTS WITH EXECUTIVE OFFICERS

In July 1995, the Corporation entered into Executive Employment Agreements with each of Manfred Brecker, Chairman of the Board, and Kenneth A. Davis,
President and Chief Executive Officer of the Corporation. Each such agreement provides for an employment term continuing through the end of the Corporation's 1999 fiscal year (January 30, 1999). Under his employment agreement, Mr. Brecker is paid an annual base salary of $175,000, subject to annual cost of living increases, and a special bonus, in consideration of services rendered and to be rendered, in the amount of $100,000, payable in four equal annual installments commencing in 1995. Pursuant to his employment agreement, Mr. Davis is paid an annual base salary of $250,000
(which increased to $300,000 as of the first day of Fiscal 1997 by reason of the fact that the Corporation realized net income in Fiscal 1997), subject to annual cost of living increases and an annual bonus equal to $10,000 for every $.05 of per share pre-tax net income for the appropriate fiscal year.

The employment agreements with Messrs. Brecker and Davis also provide that if such executive's employment with the Corporation is terminated (i) by the Corporation in breach of the agreement or (ii) by the executive for "Good
Reason," as defined in the agreement to include, among other events, the occurrence of a change of control of the Corporation, then such executive shall be entitled to continue to be paid his base salary then in effect for a period of three years from the date of termination of employment or, in lieu thereof, a lump sum amount equal to the discounted present value of such three years of base salary.

In November 1995, the Corporation entered into an Executive Employment
Agreement with Richard A. Davis with respect to his employment as the Corporation's Senior Vice President-Finance and Chief Financial Officer continuing through January 30, 1999. Pursuant to this employment agreement, Mr. Davis: (a) currently receives an annual base salary of $132,300, which reflects increases from his initial base salary of $110,000 plus annual increases based on cost of living adjustments; and (b) was granted options to purchase 50,000 Common Shares of the Corporation at an exercise price equal to the fair market value of such shares as of the date of their grant.
The options granted to Mr. Davis vest ratably over a three year period commencing with the first anniversary date of Mr. Davis' employment with the Corporation. The employment agreement with Mr. Davis also provides for one year's additional compensation based on similar termination provisions as are described in the preceding paragraph with respect to Mr. Brecker's and Mr. Kenneth Davis' employment agreements.

OPTION AND STOCK APPRECIATION RIGHT ("SAR") GRANTS IN FISCAL 1998

No options or Stock Appreciation Rights were granted by the Corporation to the Named Executive Officers during Fiscal 1998.

Options Exercised and Fiscal Year-End Option Values
---------------------------------------------------
The following table sets forth certain information concerning options exercised and the options outstanding at January 31, 1998 held by the Named Executive
Officers:



                     Shares                Number of Securities       Value of Unexercised
                     Acquired    Value     Underlying Unexercised     In-The-Money
Name                 on Exercise Realized  Options/SARs               Options/SARs(*)
--------------------------------------------------------------------------------------------
                                           Exercisable Unexercisable  Exercisable Unexercisable
                                           ----------- -------------  ----------- -------------
Kenneth A. Davis     -           -         213,215     119,862        $968,564    $242,245
Manfred Brecker      -           -            -         75,000            -        149,528
Marcie B. Davis      -           -          59,678      50,000         271,955      99,685
Joseph Keller        -           -          38,874      15,000         157,040      34,688
Richard A. Davis     -           -          33,333      41,667            -         57,813

(*) Market value of securities underlying in-the-money options at the end of fiscal 1998 (based on $5.50 per share, the closing price of Common Shares on the Nasdaq SmallCap Market on 1/30/98) minus the exercise price.


PERFORMANCE GRAPH

The following graph shows changes from January 1993 to January 1998 in the value of $100 invested in (1) Common Shares of the Corporation, (2) the Standard & Poor's Retail-Composite Index and (3) the Standard & Poor's
500 Index.


[Line graph depicting information listed in table below]


                    INDEXED RETURNS [1/1/93]

Company        Return     Return     Return     Return     Return
Name           Jan 94     Jan 95     Jan 96     Jan 97     Jan 98

Pharmhouse
Corp.          106.67      13.33      93.33     240.00     150.07

Retail Stores
Composite       95.18      88.04      94.95     113.49     168.28

S& P 500
Composite      111.86     112.48     155.85     196.87     249.80


COMPENSATION OF DIRECTORS

Until January 1998, each member of the Board who is not an officer or employee of the Corporation or any of its subsidiaries (an "Independent Director" or "Non-Employee Director") was entitled to receive a fee of $500 for each Board meeting attended and $250 for each Committee meeting attended in addition to each such Director's annual grant of Common Shares pursuant to the Corporation's 1992 Incentive Compensation Plan for Non-Employee Directors, as amended, (the "Plan"). However, as noted under "Ratification and Approval of Second Amendment to the Corporation's 1992 Equity Compensation Plan for Non-Employee Directors", Independent Directors are now to be compensated in Common Shares of the Corporation for Board and Committee attendance, upon terms described therein.

Pursuant to the Plan, as amended in 1995, a total of 50,000 Common Shares were reserved for issuance to Independent Directors. Each Independent Director elected by shareholders to serve as a member of the Board, through

<Page 10>

the 1998 Annual Meeting of Shareholders, is entitled to an award of 2,500 Common Shares upon his or her election or re-election. Each annual award of Common Shares under the Plan is effected automatically on the business day next succeeding each Annual Meeting of Shareholders (or Special Meeting held in lieu thereof) at which an Independent Director is elected. As of the date hereof, an aggregate of 29,395 Common Shares have been issued to Independent Directors under the Plan.

The Board has proposed an amendment to the Plan whereby the duration and amount of Common Shares reserved under the Plan would be increased to permit the Independent Directors to receive Common Shares in lieu of cash compensation for attendance at meetings of the Board of Directors of the Corporation and Committees thereof. For a detailed description of the proposed amendment to the Plan, see Proposal 2.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Maloney, Mehlman & Katz, a law firm of which Melvin Katz, a director of the Corporation is currently a member, currently provides legal services to the Corporation, and received fees for services rendered to the Corporation during Fiscal 1998 totaling approximately $79,000.

PROPOSAL NO 2: RATIFICATION AND APPROVAL OF SECOND AMENDMENT TO THE CORPORATION'S 1992 EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Background
----------

In April, 1992, the Corporation adopted its 1992 Equity Compensation Plan for Non-Employee Directors (the "Plan") providing for annual grants of restricted stock awards to Directors of the Corporation who are not officers or employees (as defined in the Plan) of the Corporation. The Plan originally authorized the grant of an aggregate of 11,494 Common Shares of the Company (the "Shares") to Non-Employee Directors of the Corporation. The Plan was first amended on July 14, 1995 to increase the authorization of Shares to 50,000. Pursuant to the Plan, as amended, each such Director is entitled to receive an Annual Grant of 2,500 Shares upon being elected as a member of the Board at a Shareholders Meeting, through the 1998 Shareholders Meeting.

The Corporation has compensated its Non-Employee Directors with a cash award of $500 for every Meeting of the Board of Directors such Non-Employee Director attends and $250 for every Committee Meeting such Non-Employee Director attends. At a Meeting of the Board of Directors held on January 22, 1998, the members of the Board of Directors agreed in principle that it would be in the best interests of the Corporation for such Non-Employee Directors to receive, at their election, such compensation either in cash or in the form of Shares. In order to implement this proposed amendment, the Plan needs to be further amended to extend its duration and increase the number of Shares authorized for issuance under its provisions. The proposed amendments to the Plan are described herein (collectively, the "Second Amendment").

Proposed Amendments

     1. Equity Compensation for Non-Employee Directors' Attendance at Meetings of the Board of Directors

The proposed Second Amendment provides that, in consideration of a Non-Employee Director's attendance at Meetings of the Board of Directors and/or any Committee thereof, commencing and effective as of the Board Meeting held on January 22, 1998, each Director, at his/her election, may receive, in lieu of cash fees of $500 per Board Meeting or $250 per Committee Meeting, Shares of the Corporation for each such Board Meeting or Committee Meeting attended by such Director during each year of his/her incumbency as a Director. All of the Independent Directors elected to take such compensation in Shares of the Corporation at the January 22, 1998 Board Meeting for the current fiscal year.

The number of such Shares to be awarded per Board Meeting and/or per Committee Meeting attended by such Director during the period fo his or her incumbency through the date of the most recent Shareholders' Meeting of the Company shall be determined by dividing the sum of $500 and/or $250, as the case may be, by the closing price of the Common Shares of the Corporation on the NASDAQ SmallCap Market on the trading day immediately preceding each such Board or Committee Meeting or, if there is no trading in the Corporation's Common Shares on the NASDAQ SmallCap Market for thirty (30) consecutive trading days prior to such Meeting, by the mean between the quoted closing bid and asked price for the Common Shares of the Corporation on the trading day immediately preceding such Meeting. The total number of such Shares so issuable to such Directors for their attendance at Board or Committee
Meetings during the preceding year shall be determined and granted within ten (10) days after the date of each Annual Meeting of the Board of Directors or Shareholders and share certificates evidencing the Shares included in each such grant shall be issued and delivered by the Corporation to each Director as soon as practicable thereafter. All such Shares shall be subject to the existing restrictions under the Plan and under the Securities Exchange Act of 1934 and the Securities Act of 1933.

<Page 11>

     2.  Extension of the Duration of the Plan

To implement the intent of the Second Amendment, the Plan (which was scheduled to terminate immediately prior to the Annual Meeting of Shareholders held in
1999) shall be extended to terminate on the date immediately preceding the date of the 2001 Annual Shareholders Meeting of the Corporation (or at such other Meeting of Shareholders held in 2001 at which Directors are elected) or at such earlier time as may be determined by the Board.

     3.  Increase in number of shares reserved under the Plan

By reason of the extension of the duration of the Plan and the increase in the number of Shares to be awarded to the Non-Employee Directors annually, the number of Shares authorized for issuance under the Plan, in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary, shall be increased from 50,000 authorized Shares to 80,000 authorized Shares.

Based upon the number of meetings of the Board and Committees thereof held during the past two fiscal years, the Board anticipates that (i) the total number, and (ii) aggregate market value of Common Shares of the Corporation issuable pursuant to the Plan, as amended hereby, would not be significant.

The Board recommends a vote FOR ratification and approval of the Second Amendment to the Corporation's 1992 Equity Compensation Plan for Non-Employee Directors. Shareholder ratification and approval of this Proposal No. 2 requires the affirmative vote of a majority of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting.

PROPOSAL NO 3:  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

It is proposed that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the independent accountants of the Corporation for the fiscal year ended January 30, 1999. PricewaterhouseCoopers LLP has examined the financial statements of the Corporation and its subsidiaries since the Corporation's 1989 fiscal year. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting and will have the opportunity to address the shareholders if he so desires. The representative will be available to answer appropriate questions from shareholders.

The Board recommends a vote FOR ratification of the appointment of the firm of PricewaterhouseCoopers LLP to serve as the Corporation's independent accountants for the fiscal year ending January 30, 1999. Ratification of this Proposal No. Three requires the affirmative vote of a majority of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting.

                               OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should properly come before the Meeting, it is intended that the holders of Proxies will vote thereon in their discretion.

                          SHAREHOLDERS' PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of the Corporation (expected to be held in July 1999) must be received by the Corporation for inclusion in the Corporation's Proxy Statement on or prior to May 15, 1999.

                           COST OF SOLICITATION

The Corporation will pay the expenses for soliciting Proxies for the Meeting. Solicitations of Proxies may be made by personal calls upon, or telephone or telegraphic communications with, shareholders or their representatives by directors, officers and employees of the Corporation, none of whom will be compensated specially for these services.

                                       By Order of the Board of Directors
                                                 Marcie B. Davis
                                                   Secretary


-------------------------------------------------------------------------

                    Please date, sign and mail your
                  proxy card back as soon as possible!

       Special Meeting of Shareholders in Lieu of Annual Meeting
                           PHARMHOUSE CORP.

                           October 15, 1998

-----------------------------------------------------------------------------
 A /X/ Please mark your
       votes as indicated
       in this example

                  FOR      WITHHOLD
1.  ELECTION     /  /        /  /    Nominees: Manfred Brecker
    OF                                         Kenneth A. Davis
    DIRECTORS                                  Melvin Katz
    (except as marked to the contrary)         Joseph Keller
    INSTRUCTIONS: to withhold your vote        Raymond L. Steele
    for any nominee(s), mark "For" and         Marcie B. Davis
    write that nominee's name on the           Michael A. Feder
    line below.                                Peter Gerard

--------------------------------------

2.  Ratification and approval of the        FOR      AGAINST      ABSTAIN
    Second Amendment to the Corporation's  /  /       /  /          /  /
    1992 Equity Compensation Plan
    for Non-Employee Directors

3.  Ratification of appointment of          FOR      AGAINST      ABSTAIN
    PricewaterhouseCoopers LLP as          /  /       /  /          /  /
    independent accountants of the
    Corporation (Mark Only One).

4.  In their discretion, upon other         FOR      AGAINST      ABSTAIN
    matters as may properly come           /  /       /  /          /  /
    before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                  PLEASE ACT PROMPTLY
       SIGN, DATE & MAIL YOUR PROXY CARD TODAY

-------------------------------------------------  Date ---------------
  STOCKHOLDER sign ABOVE   COHOLDER(if any) sign ABOVE

NOTE: Please be sure to sign and date this Proxy above. This proxy must be signed as name appears hereon. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


REVOCABLE PROXY

PHARMHOUSE CORP.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE SPECIAL MEETING OF
SHAREHOLDERS ON OCTOBER 15, 1998

    The undersigned hereby constitutes and appoints Joseph Keller and Kenneth
A. Davis, each of them with full power to act without the other, his true and lawful agents and proxies with full power of substitution and resubstitution in each, to represent the undersigned at the Special Meeting of Shareholders of PHARMHOUSE CORP. to be held at 1177 Avenue of the Americas, 29th Floor, New York, N.Y., at 10:00 AM on October 15, 1998 and any adjournments thereof, on all matters before said meeting.